SCHEDULE 14A
                           (Rule 14a-101)


                INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.        )


Filed by the Registrant    x

Filed by a party other than the Registrant  o

Check the appropriate box:

o        Preliminary proxy statement

x        Definitive proxy statement

o        Soliciting material pursuant to Rule 14a-1(c) or Rule 14a-2



                    Winston Resources, Inc.
        (Name of Registrant as Specified in Its Charter)



         (Name of Person(s) filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

         o        $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
                  or 14a-6(i)(2).

         o $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

         o Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                  (1) Title of each class of securities to which transaction applies:

                  (2) Aggregate number of securities to which transactions applies:


                  (3)      Per  unit   price  or  other   underlying   value  of
                           transaction computed pursuant to Exchange Act Rule 0-11:


                  (4) Proposed maximum aggregate value of transaction:


         o Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                  (1)  Amount previously paid:

                  (2)  Form, schedule or registration statement no.:

                  (3)  Filing party:

                  (4)  Date filed:

                        WINSTON RESOURCES, INC.
                          535 Fifth Avenue
                       New York, New York 10017
                        ---------------------

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           May 20, 1998
                       ---------------------

         The Annual Meeting of Stockholders of Winston Resources, Inc. (the "Company") will be held at The Bank of New York, 51 West 51st Street, New York, New York on Wednesday, May 20, 1998, at 9:00 a.m. local time for the following purposes:

         1. To elect two Class I directors to hold office for a term of two years and three Class II directors to hold office for a term of three years, until their successors have been elected and qualified.

         2. To approve an amendment to the Company's 1996 Stock Plan to increase the maximum aggregate number of shares which may be issued under options under the plan from 400,000 shares of Common Stock to 800,000 shares of Common Stock.

         3. To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

         4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Only stockholders of record at the close of business on April 15, 1998 are entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be available at the Annual Meeting for examination by any stockholder. During the ten days prior to the Annual Meeting, the list may be inspected by any stockholder, for any purpose germane to the Annual Meeting, during usual business hours at the offices of Company counsel, Newman Tannenbaum Helpern Syracuse & Hirschtritt LLP, 900 Third Avenue, New York, New York 10022.

         Your attention is drawn to the accompanying Proxy Statement.

                                       By Order of the Board of Directors,


                                       David Silver
                                       Secretary
April 24, 1998
New York, New York

         STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE.

                         WINSTON RESOURCES, INC.
                            535 Fifth Avenue
                         New York, New York 10017
                          ---------------------

                             PROXY STATEMENT
                          ---------------------

         This Proxy Statement and the accompanying proxy card are being mailed to holders of shares of common stock, par value $.01 per share (the "Common Stock"), of Winston Resources, Inc., a Delaware corporation (the "Company"), commencing on or about April 24, 1998, in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the 1998 Annual Meeting of Stockholders (the "Meeting") to be held on Wednesday, May 20, 1998 at 9:00 a.m. local time at The Bank of New York, 51 West 51st Street, New York, New York.

         Proxies in the form enclosed are solicited by the Board for use at the Meeting. All properly executed proxies received prior to or at the Meeting will be voted. If a proxy specifies how it is to be voted, it will be so voted. If no specification is made, it will be voted (1) for the election of management's nominees as directors, (2) for the amendment of the Company's 1996 Stock Plan,
(3) for ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year, and (4) if other matters properly come before the Meeting, in the discretion of either of the persons named in the proxy. The proxy may be revoked by a properly executed writing of the stockholder delivered to the Company's Chairman of the Board or Secretary before the Meeting, or by the stockholder at the Meeting before it is voted.

         The Board has fixed the close of business on April 15, 1998 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Meeting. On that date, there were 3,220,620 shares of Common Stock outstanding and entitled to vote. Each such share is entitled to one vote on each matter submitted to a vote at the Meeting. Stockholders are not entitled to vote cumulatively in the election of directors.

         As required under Section 231 of the Delaware General Corporation Law (the "DGCL"), the Company will, in advance of the Meeting, appoint one or more Inspectors of Election to conduct the vote of the Meeting. The Company may designate one or more persons as alternate Inspectors of Election to replace any Inspector of Election who fails to act. If no Inspector or alternate Inspector is able to act at the Meeting, the person presiding at the Meeting will appoint one or more Inspectors of Election. Each Inspector of Election before entering the discharge of his duties shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality. The Inspectors of Election will (i) ascertain the number of shares of Common Stock outstanding as of the record date, (ii) determine the number of shares of Common Stock present or represented by proxy at the Meeting and the validity of the proxies and ballots,
(iii) count all votes and ballots, and (iv) certify the determination of the number of shares of Common Stock present in person or represented by proxy at the Meeting and the count of all votes and ballots.

         The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, shall constitute a quorum at the Meeting. Under Section 216 of the DGCL, any stockholder who abstains from voting on any particular matter described herein will be counted for purposes of determining a quorum. For purposes of voting on the matters described herein, the affirmative vote of
(i) a plurality of the shares of Common Stock present or represented at the Meeting is required to elect management's nominees as directors; and (ii) a majority of the shares present or represented at the Meeting is required to approve the amendment to the 1996 Stock Plan and to ratify the selection by the Board of Ernst & Young LLP as the Company's independent auditors for the current fiscal year.

                           EXECUTIVE OFFICERS

         The executive officers of the Company are identified in the table below. Each executive officer of the Company serves at the pleasure of the Board of Directors.


                                                                                  Year Became an
          Name and Age                       Position                              Executive Officer

Seymour Kugler......................        Chairman, President                           1967
   61...............................          and Chief Executive Officer

Jesse Ulezalka......................        Chief Financial Officer                       1995
   49

Alan E. Wolf........................        Vice President                                1974
   53...............................

Todd Kugler.........................        Vice President                                1995
   32

Gregg S. Kugler.....................        Vice President                                1993
   35

David Silver........................        Vice President and Secretary                  1992
   67

                                                         2

                              ELECTION OF DIRECTORS

         The Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), and By-Laws, as amended (the "By-Laws"), of the Company provide that the number of directors of the Company shall be fixed from time to time by the Board of Directors but shall not be less than three classified into three approximately equal classes. The Board of Directors has fixed the number of directors constituting the entire Board of Directors at nine, consisting of three Classes, each consisting of three directors. The only current Class I director is Reuben Abrams, who holds office until the 2000 Annual Meeting of Stockholders. The current Class II directors are Martin Wolfson, Martin A. Fischer and Martin J. Simon, who hold office until the 1998 Annual Meeting of Stockholders. The current Class III directors are Seymour Kugler, Alan E. Wolf and Gregg S. Kugler, who hold office until the 1999 Annual Meeting of Stockholders. There are currently two unfilled directorships on the Board in Class I, which directorships may only be filled by action of the Stockholders.

         The Board of Directors has selected, and will cause to be nominated at the Meeting, three persons for election as Class II directors, to hold office until the 2001 Annual Meeting and until their successors shall have been duly elected and qualified. The Board of Directors also has selected, and will cause to be nominated at the Meeting, two persons for election to fill the vacant Class I Board seats, to hold office until the 2000 Annual Meeting and until their successors shall have been duly elected and qualified. Assuming that a quorum of stockholders is present at the Meeting in person or by proxy, such directors will be elected by a plurality of the votes cast at the Meeting.

         The persons named on the enclosed proxy card or their substitutes will vote all of the shares that they represent for the nominees listed below unless instructed otherwise on the proxy card. If such nominees should be unavailable to stand for election, the persons named on the proxy card or their substitutes may vote for a substitute or substitutes designated by the Board of Directors. At the date of this Proxy Statement, the Board of Directors has no reason to believe that any nominee listed below will be unable to stand for election.

         Set forth below is certain information concerning the directors of the Company, including the incumbent directors nominated by the Board of Directors for reelection at the Meeting, as well as information about the nominee to fill the Class I Board vacancy. Other than such Class I nominee, all nominees for election at the Meeting were previously elected by the Company's stockholders as directors of the Company.

Nominees for Election

Name and Age

  Class I                                                       Director Since

Norton Sperling, 63...........................................        - -


Todd Kugler, 32...............................................        - -



 Class II

Martin Wolfson, 61............................................       1987


Martin A. Fischer, 61.........................................       1987


Martin J. Simon, 78...........................................       1992


Continuing Directors

   Class I

Reuben Abrams, 75.............................................       1990


   Class III

Seymour Kugler, 61............................................       1967


Alan E. Wolf, 53..............................................       1974


Gregg S. Kugler, 35...........................................       1992


THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS.


                             BIOGRAPHICAL INFORMATION

         Certain information about the executive officers and the directors of the Company is set forth below. This information has been furnished to the Company by the individuals named.

         Mr. Seymour Kugler, who is generally known to employees of the Company as Sy Kaye, founded the Company in 1967 and has been its Chief Executive Officer since that time.

         Mr. Wolf has been a Vice President of the Company since September 17, 1987 and has been an Executive Vice President of the Company's permanent placement division since 1974.

     Mr. Gregg Kugler (who is known generally to clients and employees of the Company as Gregg Kaye) has been employed by the Company since 1983. He became a Vice President of the Company on August 12, 1993 and is President of the Permanent Placement Division. Mr. Kugler is Sy Kaye's son.

         Mr. Wolfson, a certified public accountant, is Senior Vice President, Chief Financial Officer and a director of Concord Fabrics, Inc., New York, New York, which develops, designs, styles and produces woven and knitted fabrics for sale to clothing manufacturers and fabric retailers. He has been employed by that corporation since 1966, has been an officer and a director since 1973 and was first elected to his present offices in 1981.

     Mr. Fischer is a member of the Board of Trustees of Brooklyn Law School. He is an attorney and is Vice Chairman and a member of the Board of Directors of the Berkshire Bank, New York. Mr. Fischer was counsel to the law firm of Warshaw Burstein Cohen Schlesinger & Kuh from 1986 to 1997.

         Mr. Simon served as the Chairman of the Board and President of First Central Financial Corporation and First Central Insurance Company from August 1985 and August 1980, respectively, through February 1997, at which time he resigned from such positions. Mr. Simon is counsel to the law firm of Dienst and Serrins, and also serves as a consultant to DBP International, an international freight forwarding operation and to Simon Agency NY, Inc., a managing general insurance agency. Mr. Simon also serves as Secretary of the Board of Trustees of Brookdale University Hospital and Medical Center.

         Mr. Abrams served as the Treasurer and Chief Financial Officer of the Company from August 1988 through January 2, 1992, at which time he resigned from such positions. He currently acts as a consultant to the Company on financial and accounting matters.

     Mr. Sperling has been President of Finity Apparel Group since 1997. From 1981 until 1997, Mr. Sperling was President and Vice Chairman of Norton McNaughton. Finity and Norton McNaughton are makers of fine moderately priced women's sportswear, dresses and casual knitwear. Mr. Sperling was a founder of Norton McNaughton.

         Mr. Silver has been Secretary of the Company since December 31, 1991 and Vice President - Administration/Human Resources of the Company since November 1987.

         Mr. Ulezalka has been the Chief Financial Officer of the Company since August 4, 1995. Prior thereto he was CFO of Consultants for Architects, Inc. from April 1995 August 1995, a financial consultant from April 1994 - April 1995, CFO, Vice President Finance of ECCO Staffing Services, Inc. from March 1992 - April 1994.

     Mr. Todd Kugler (who is known generally to clients and employees of the Company as Todd Kaye) has been employed by the Company since 1988. He became a Vice President of the Company and its temporary staffing division on November 23, 1995. Mr. Kugler is Sy Kaye's son.


           FUNCTIONS OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES


         Under the DGCL, the business and affairs of the Company are managed under the direction of the Board. The Board establishes fundamental corporate policies and authorizes various types of significant transactions, but is not involved in day-to-day operational decisions. During 1997, the Board held four meetings. Each of the directors attended over 75% of the meetings of the Board held in 1997. The Board has appointed from its members an Executive Committee,  an Audit Committee, a Compensation  Committee,  an
Option Committee and an Alternate Option Committee with the areas of responsibility described below.

         The Executive Committee consists of Seymour Kugler, Reuben W. Abrams and Alan E. Wolf. Gregg Kugler is an alternate member. It is empowered to exercise all of the authority of the Board, subject to certain limitations specified in the By-Laws, during the intervals between meetings of the Board. It is contemplated that meetings of the Executive Committee will be convened only in extraordinary circumstances when it is not practicable to call a meeting of the full Board. The Executive Committee did not meet during 1997.

         The Audit Committee consists of Martin A. Fischer, Martin Wolfson and Martin J. Simon. It is responsible for overseeing and reporting to the Board of Directors concerning the policies and practices of the Company and its subsidiaries with respect to accounting, financial reporting, and internal auditing and financial controls. It also is responsible for maintaining a direct exchange of information between the Board of Directors and the Company's independent auditors. The Audit Committee met once during 1997.

     The Compensation Committee consists of Martin A. Fischer, Martin J. Simon and Martin Wolfson. It must approve the salary of each officer of the Company and its subsidiaries which exceeds a specified amount and is responsible for reviewing, and making recommendations to the management of the Company
concerning   the  general   policies  and  practices  of  the  Company  and  its
subsidiaries with respect to compensation and employee benefits. The Compensation Committee did not meet during 1996.

     The Option Committee consists of Martin A. Fischer, Martin Wolfson and Martin J. Simon. It administers the Company's 1996 Stock Plan. The Alternate Option Committee, which administers grants to outside directors under the Company's 1990 Incentive Program consists of Seymour Kugler, Alan E. Wolf and Gregg Kugler. The Option Committee acted by unanimous written consent once during 1997 and the Alternate Option Committee acted by unanimous written consent once during 1997.

         The Board of Directors has not appointed a nominating committee.


                      SECURITY OWNERSHIP OF MANAGEMENT AND
                          CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock with respect to the Company's directors, the Company's "named executive officers" within the meaning of Item 402(a)(2) of Regulation S-K of the Securities Act of 1933, as amended (the "Act") and by all of the Company's directors and executive officers as a group, as reported to the Company as of April 15, 1998. Beneficial ownership has been determined for purposes of the following table in accordance, with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days.

                                                       Percentage of Outstanding
  Name and Address              Number of Shares (1)             Shares
  ----------------              --------------------             ------

Directors and Officers

Seymour Kugler (2)(3)
c/o Winston Resources, Inc.
535 Fifth Avenue
New York, New York 10017         1,362,955                   40.98%

Gregg Kugler (3)(4)
c/o Winston Resources, Inc.
535 Fifth Avenue
New York, New York 10017           173,396                    5.27%

Todd Kugler(3)(5)
c/o Winston Resources, Inc.
535 Fifth Avenue
New York, New York 10017           154,858                    4.71%

Alan E. Wolf (3)(6)
c/o Winston Resources, Inc.
535 Fifth Avenue
New York, New York 10017           134,957                    4.16%

David Silver (3)(7)
c/o Winston Resources, Inc.
535 Fifth Avenue
New York, New York 10017            47,067                    1.45%

Reuben W. Abrams (8)
c/o Winston Resources, Inc.
535 Fifth Avenue
New York, New York 10017            28,967                    *

Martin Wolfson (9)
c/o Concord Fabrics Inc.
1359 Broadway
New York, New York 10018             5,333                    *

Martin A. Fischer (10)
West Center Associates
30-00 47 Avenue
Long Island City, NY 11101           8,333                    *

Martin J. Simon (11)
360 Merrick Road
Lynbrook, New York 11563             9,333                    *

All directors and executive
officers as a group
(10 persons) (12)                1,930,182                   55.11%

                                                            Percentage of
                                                            Outstanding
Name and Address                   Number of Shares (1)       Shares

Other Beneficial Owners

Heartland Advisors, Inc. (13)
790 North Milwaukee Street
Milwaukee, Wisconsin 53202         437,100                   13.57%


FMR Corp. (13)
82 Devonshire Street
Boston, Massachusetts 02109        191,600                    5.94%
____________
  * Represents less than 1% of outstanding shares.

(1) All shares are beneficially owned and, unless otherwise stated, the sole voting power and investment power is held by the persons named.

(2) The amount set forth above includes 105,000 shares currently issuable upon exercise of stock options.

(3) For the year ended December 31, 1997 such person was a "Named Executive Officer" of the Company within the meaning of Item 402(a)(3) of Regulation S-K of the Act.

(4) The amount set forth above includes 66,667 shares currently issuable upon the exercise of stock options. Mr. Kugler disclaims beneficial ownership of 26,000 shares owned by his children.

(5) The amount set forth above include 61,667 shares currently issuable upon the exercise of stock options issued to Mr. Kugler and his wife. Mr. Kugler disclaims beneficial ownership of 7,000 shares owned by his child.

(6) The amount set forth above includes 22,000 shares currently issuable upon the exercise of stock options.

(7) The amount set forth includes 13,967 shares currently issuable upon the exercise of stock options.

(8) The amount set forth includes 334 Shares currently issuable upon the exercise of stock options.

(9) The amount set forth includes 3,333 shares currently issuable upon the exercise of stock options.

(10) The amount set forth above includes 1,353 shares currently issuable upon the exercise of stock options.

(11) The amount set forth above includes 5,333 shares currently issuable upon the exercise of stock options.

(12) The amount set forth above includes 283,154 shares currently issuable upon the exercise of stock options.

(13) To the Company's knowledge, Heartland Advisors, Inc., FMR Corp. and Seymour Kugler are the only beneficial owners of more than five percent of the Common Stock.

                          EXECUTIVE COMPENSATION

Summary Compensation Table

         The following summary compensation table sets forth certain information concerning the compensation of the Company's "named executive officers" within the meaning of Item 402(a)(3) of Regulation S-K of the Act, as amended, for each of the three fiscal years during the period ending December 31, 1997.

                                                                                                    Long Term
                                                                       Annual                    Compensation          All Other
                                                                   Compensation(1)                   Awards          Compensation(3)

                                                                                              Options to Purchase
                                                          Salary                Bonus                 Shares(2)
   Name and Principal Position           Year               ($)                 ($)                     (#)               ($)
   ---------------------------           ----        ----------------      -------------          ------------            ---

Seymour Kugler..................    Fiscal 1997               444,741         345,226                  20,000           7,300
  Chairman of the Board and         Fiscal 1996               433,266         134,209                 100,000           7,300
  Chief Executive Officer           Fiscal 1995               424,800          61,901                  25,000           7,300


Alan E. Wolf....................    Fiscal 1997               190,000          10,233                       0           2,900
  Vice President, Executive         Fiscal 1996               190,000          40,613                  10,000           2,900
  Vice President of Permanent       Fiscal 1995               189,469          34,852                   5,000           2,900
  Placement Division


Gregg S. Kugler.................    Fiscal 1997               224,539         116,523                  20,000           2,500
  Vice President                    Fiscal 1996               199,317          76,691                  50,000           2,500
  President of Permanent Placement  Fiscal 1995               189,469          55,635                  10,000           1,600
  Division


Todd Kugler.....................    Fiscal 1997               196,269         116,523                  20,000           2,300
  Vice President                    Fiscal 1996               146,865          76,691                  40,000           2,300
  Vice President of Temporary       Fiscal 1995               139,039          67,718                  10,000             600
  Staffing Division



David Silver....................    Fiscal 1997               125,000          10,000                   3,000           2,400
  Vice President and                Fiscal 1996               125,000          10,000                   5,500           2,400
  Secretary                         Fiscal 1995               124,750          10,000                   5,000           2,400


(1) The aggregate amount of perquisites and other personal benefits for each of the "named executive officers" did not equal or exceed the lesser of either $50,000 or 10% of the total of such individual's base salary and bonus, as reported herein for the last fiscal year, and is not reflected in the table.

(2) Stock options are granted under the terms and provisions of the Company's 1996 Stock Plan. For a description of the stock options issued in fiscal 1997, see "Option Grants in Last Fiscal Year."

(3) Amounts reported under this column reflect premiums paid by the Company on behalf of the "named executive officers" for supplemental long-term disability coverage in excess of the coverage provided to employees generally.

Option Grants In Last Fiscal Year

         The following table provides certain summary information concerning individual grants of stock options made to "named executive officers" within the meaning of Item 402(a)(3) of Regulation S-K of the Act during the fiscal year ended December 31, 1997 under the 1996 Stock Plan. Except as set forth in the table below, during fiscal year 1997, the Company did not grant any stock options under the Company's 1996 Stock Plan to any of the Named Executive Officers.

Individual Grants

                                                                                                          Potential Realizable
                                                                                                            Value at Assumed
                                                                                                          Annual Rates of Stock
                                                                                                         Price Appreciation for
                                                                                                             Option Term (1)
                          Number of
                           Shares             Percentage of Total
                         Underlying           Options Granted to         Exercise
                          Grant(1)         Employees in Fiscal Year        Price       Expiration
Name                         (#)                      (%)                   ($)           Date                5%($)  10%($)
----                   ---------------   ----------------------------   -------          -----                ----   -----

Seymour Kugler......          20,000                  17.6                  5.775         11/21/07          18,509     53,603


Alan E. Wolf........             -0-                  - -                  - -                 - -             - -      - -


Gregg S. Kugler.....          20,000                  17.6                  5.25          11/21/07          66,034    167,543


Todd Kugler                   20,000                  17.6                  5.25          11/21/07          66,034    167,543


David Silver........           3,000                   2.6                  5.25          11/21/07           9,905     25,101

------------------
(1) The stock options reported in this column vest in equal annual installments of one third of the underlying shares commencing on the one year anniversary of the date of grant and become fully exercisable on the third year anniversary of the date of grant, provided that the Optionee has been continuously employed by the Company during such time. Subject to earlier termination as provided below, the options terminate (i) ten years after the date of grant for Optionees in general and (ii) five years after the date of grant for Optionees who own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its affiliates. If Optionee ceases to be employed by the Company for any reason other than death, disability, termination "for cause" by the Company or voluntary termination by Optionee, no further installments or options shall become exercisable, and the options shall terminate on the earlier of
         (i) ninety (90) days after the date of  termination  of  employment  or
         (ii) the specified expiration dates of the options. If the Optionee's employment is terminated "for cause" or if Optionee voluntarily terminates his employment, all of his options then outstanding shall terminate immediately. Options outstanding upon the death or disability of an Optionee may be exercised by him, his heirs or legal representative, to the extent otherwise exercisable on the date of death or the date of termination due to disability, until the earlier of (i) the specified expiration date of the options or (ii) one (1) year from the date of the Optionee's death or date of termination due to disability. Payment of options exercised may be in cash or shares of Common Stock.

Aggregated Option Exercises and Fiscal Year-End Option Values

         The following table provides certain summary information concerning stock option exercises during the fiscal year ended December 31, 1997, by the "named executive officers" within the meaning of Item 402(a)(3) of Regulation S-K under the Act and the value of unexercised stock options held by the "named executive officers" as of December 31, 1997.

                                                           Number of Unexercised                     "In the Money"
                                                               Options at Fiscal                 Options at Fiscal
                           Number of                             Year End(1)                       Year End(2)
                            Shares                                   (#)                               ($)
                           Acquired             Value      ------------------------------        ------------------
                              on              Realized
        Name               Exercise              ($)     Exercisable     Unexercisable     Exercisable     Unexercisable

Seymour Kugler........             - -            - -        105,000          70,000           272,363          146,040

Alan E. Wolf .........           3,000       9,187.50         22,000           5,000            87,875           15,833

Gregg S. Kugler.......             - -            - -         66,667          43,333           272,293           85,832

Todd Kugler...........           8,939      32,336.83         40,000          40,000           154,165           70,834

David Silver..........           8,500      43,031.25         13,967           5,833            53,464            9,873

-----------------------------------
(1) Represents the aggregate number of stock options held as of December 31, 1997 which can and cannot be exercised pursuant to the terms and provisions of the stock options.

(2) Values were calculated by multiplying the closing market price of the Common Stock as reported on the American Stock Exchange on December 31, 1997 ($5.625 per share), by the respective number of shares and subtracting the exercise price per share, without any adjustment for any termination or vesting contingencies.




Executive Employment Agreement

         Mr. Seymour Kugler entered into a five-year employment agreement with the Company, effective as of May 1, 1987, which was amended on March 2, 1992 and January 1, 1997 (the "Employment Agreement"), pursuant to which he serves as Chairman of the Board of Directors and the Chief Executive Officer of the Company. Under the terms of the Amendment to the Employment Agreement dated January 1, 1997, Mr. Kugler's term of employment was extended for an additional five (5) year period ending on August 14, 2002. The Employment Agreement provides for the payment to Mr. Kugler of (i) a base salary at the annual rate of $445,638 per annum, subject to annual cost of living adjustments and increases equal to the greater of (a) three percent (3%) per annum, compounded or (b) an amount which is determined by multiplying the base salary by the percentage increase, if any, of the Consumer Price Index for all Urban Workers (New York-Northeastern New Jersey) (1967 = 100), issued by the Bureau of Labor Statistics of the United States Department of Labor (the "Index") for such subsequent year over the Index for the fiscal year ended December 31, 1997, and
(ii) incentive compensation with respect to each fiscal
year during his term of employment of an amount equal to the aggregate of the following percentages of Pre-Tax Income (as defined in the Employment Agreement): (a) 6% of PreTax Income up to $1,000,000; (b) 10% of Pre-Tax Income over $1,000,000 up to $2,000,000; (c) 20% of Pre-Tax Income over $2,000,000 up to $3,200,000; and (d) 6% of Pre-Tax Income over $3,200,000, without limitation. In the event of the termination of Mr. Kugler's employment by reason of his death or disability, the Company will continue to pay his salary, including the Incentive Compensation, to him or his beneficiary or estate, for a period of one year thereafter.

         In the event of the Company's termination of Mr. Kugler's employment for any reason other than for death, disability or for cause, or in the event Mr. Kugler resigns from his employment for Good Reason (as defined in the Employment Agreement), Mr. Kugler is entitled to receive (i) his base salary, fringe benefits and incentive compensation, if any, through the date of termination, (ii) a lump sum severance payment equal to 2.99 times Mr. Kugler's "base amount" as such term is defined in Section 28OG of the Internal Revenue Code and (iii) continued coverage for the term of the Employment Agreement under the Company's health and insurance plans applicable to Mr. Kugler immediately prior to such termination or resignation or, if any such plan does not permit continued coverage of Mr. Kugler, the Company shall arrange to provide a benefit substantially similar to and no less favorable than the benefits he was entitled to under such plan.

Compensation of Directors

         Directors who are officers or employees of the Company or any of its subsidiaries do not receive any compensation, other than their regular salaries, for attending meetings of the Board of Directors or any committee thereof. See "Summary Compensation Table." Other members of the Board (the "Non-Employee Directors") receive a retainer of $2,000 per year payable quarterly in arrears, plus a fee of $500 for each meeting of the Board and of any committee thereof attended, but only for committee meetings that take place on days other than the day of a Board meeting. Additionally, Non-Employee Directors are eligible to receive stock options pursuant to the 1990 Incentive Program (the "Director Options"). In 1997, the Non-Employee Directors, presently consisting of Messrs. Martin Wolfson, Martin A. Fischer and Martin J. Simon, each received a Director Option to purchase 2,000 shares of Common Stock exercisable at the fair market value of the Common Stock on the date of grant. The Director Options vest in annual installments of one-third of the underlying shares commencing on the one year anniversary of the date of grant and terminate automatically ten years after the date of grant, subject to early termination in the event that the optionee ceases being a member of the Board.

        SECTION 16(a) REPORTING UNDER THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the exchange on which the Common Stock is listed for trading. Officers, directors and more than ten percent stockholders are required by regulations promulgated under the Exchange Act to furnish the Company with copies of all Section 16(a) reports filed.

         The Company has reviewed copies of the Section 16(a) reports filed for the year ended December 31, 1997 and written representations from certain reporting persons that no delinquent Form 3 holdings or Form 4 transactions were required to be reported on Form 5 for such persons for the year ended December 31, 1997. Based solely on this review, the Company believes that all reporting requirements applicable to its officers, directors and more than ten percent stockholders were complied with for the year ended December 31, 1997, except that: (i) Mr. Ulezalka did not timely report an acquisition of shares in connection with the exercise of options issued pursuant to the 1996 Stock Plan;
(ii) Mr. Silver did not timely report an acquisition of shares in connection with the exercise of options issued pursuant to the 1996 Stock Plan; (iii) Mr. Fischer did not timely report an acquisition of shares in connection with the exercise of options issued pursuant to the 1996 Stock Plan; (iv) Mr. Todd Kugler did not timely report an acquisition of shares in connection with the exercise of options issued pursuant to the 1996 Stock Plan; and (v) Mr. Abrams did not timely report an acquisition of shares in connection with the exercise of options issued pursuant to the 1996 Stock Plan. All of such reports have been filed.


Performance Graph

         The following graph tracks an assumed investment of $100 on December 31, 1992 in the Common Stock of the Company, The American Stock Exchange Market Value Index and a peer group comprised of ten companies whose principal operations are similar to those of the Company, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               AMONG WINSTON RESOURCES, INC., THE AMERICAN STOCK
                         EXCHANGE MARKET VALUE INDEX
                               AND A PEER GROUP


                              Cumulative Total Return
                     12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97


Winston Res Inc  WRS  100.00    516.67   400.00    350.00    916.67   1,500.00
PEER GROUP            100.00    121.54   156.33    249.77    316.71     394.94
AMEX MARKET VALUE     100.00    119.52   108.63    137.32    146.10     177.20



         The peer group consists of Accustaff Inc., Barrett Business Services, Inc., Employee Solutions, Inc., Interim Services, Inc., Norrell Corp., Olsten Corp., On Assignment, Inc., Robert Half International, Inc., Romac International, Inc. and SOS Staffing Services, Inc.

Report of Compensation Committee on Executive Compensation

         The Compensation Committee of the Board of Directors of the Company (the "Committee") is responsible for setting and administering the compensation policies which govern annual compensation, long-term compensation, and stock ownership programs for the Company's executive officers as well as the other employees of the Company and its subsidiaries. The Committee, during fiscal 1997, consisted of three outside directors, Martin A. Fischer, Martin J. Simon and Martin Wolfson.

         The policies and decisions of the committee are designed to achieve the following goals:

         o Reflect a pay-for-performance relationship where a portion of total compensation is at risk, through bonuses and stock options.

         o Attract and retain key management personnel critical to the Company's long-term success.

         The Committee reviews and evaluates information from independent sources to determine senior executive officers of the Company, by comparison to compensation paid by competing companies, companies of similar size, and the Company's performance, taking into account activities that have special value to the Company but have no immediate impact on operating results and the increased level of revenues and income of the Company.

         During 1996, the Committee was involved in negotiating the extension of employment arrangements with senior management, which became effective January 1, 1997. The Committee did not meet during 1997.

         The committee functioning as the Company's Stock Option Committee, also monitors the Company's 1996 Stock Plan (the "Plan") and, prior to 1996, monitored the Company's 1990 Incentive Program, pursuant to which stock options were granted to eligible employees. The Committee granted options to employees once during 1997. As of March 31, 1998, options to purchase an aggregate of 400,000 shares of Common Stock have been granted under the Plan of which 113,500 were granted during the fiscal year ended December 31, 1997. The Committee is of the opinion that the Plan is an extremely effective means of attracting and retaining key executives and employees of the Company and its subsidiaries and motivating them to improve the Company's financial performance.

     Section 162(m) of the Internal Revenue Code (the "Code"), enacted in 1993 and effective for taxable years beginning after January 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to the Company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of
Section 162(m) is not subject to the $1 million deduction limitation. The Committee currently does not anticipate that any executive officer will be paid compensation from the

     Company in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the Committee anticipates that all amounts paid as executive compensation will be deductible by the Company for federal income tax purposes.

Summary of Chief Executive Officer Compensation

         During the fiscal year ended December 31, 1997, Mr. Seymour Kugler received $444,741 in salary and $345,226 in bonuses. Mr. Kugler's total compensation during the 1997 fiscal year, and the terms of his employment agreement, which includes base salary of $445,638 per year adjusted annually plus incentive bonuses, was designed to reward Mr. Kugler for his diligent efforts overseeing the Company's development of new markets, upgrading of systems, introduction of a range of new programs and pursuit of major new customers, the effect of which has been record operating results for the Company.


                                                       COMPENSATION COMMITTEE
                                                       Martin A. Fischer
                                                       Martin J. Simon
                                                       Martin Wolfson

                     AMENDMENT TO THE 1996 STOCK PLAN

      The Company has adopted the Winston Resources, Inc. 1996 Stock Plan (the "1996 Stock Plan"). The Board and management believe that the 1996 Stock Plan helps the Company attract and retain competitively superior employees and promotes long-term growth and profitability by further aligning employee and stockholder interests. A summary of the essential features of the 1996 Stock Plan is provided below. All defined terms used below have the meaning set forth in the 1996 Stock Plan, unless otherwise indicated.

Purpose and Eligibility

     The 1996 Stock Plan is intended to promote the interests of the Company by affording employees, executive officers and directors of the Company and its present and future subsidiaries and outside consultants or advisors to the Company, an opportunity to acquire a proprietary interest in the Company in order to attract and retain such persons, to provide them with long term financial incentives to increase the value of the Company and to provide them with a stake in the future of the Company which corresponds to the stake of each of the Company's stockholders. The Administrator of the 1996 Stock Plan determines which members of such class of eligible individuals shall receive grants under the 1996 Stock Plan and the terms of such grants.

Shares Subject to Plan

      The aggregate number of shares of the Company's Common Stock that may be granted under the 1996 Stock Plan is 400,000 ("Shares"), subject to adjustment as provided in the 1996 Stock Plan. The 400,000 shares initially reserved under the 1996 Stock Plan equalled approximately twelve percent of the Company's then-outstanding common shares as of March 22, 1996, the date the 1996 Stock Plan was approved by the Board.

Effective Date and Duration

      The effective date of the 1996 Stock Plan was March 28, 1996. The 1996 Stock Plan shall terminate on March 27, 2006, unless earlier terminated by the Board. No award shall be granted after the date which the 1996 Stock Plan terminates.

Administration

      The 1996 Stock Plan is administered by a committee (the "Administrator") of the Board which consists of three disinterested directors of the Company, who are appointed by the Board. A member of the Board shall be deemed to be "disinterested" only if he satisfies such requirements as the SEC may establish for disinterested administrators acting under the plans intended to qualify for exemption under Rule 16b-3, promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). The Administrator shall, subject to the provisions of the 1996 Stock Plan, (i) determine the amount of all grants, (ii) determine the terms and conditions of grant agreements and all elections and other forms,
(iii) interpret the 1996 Stock Plan and (iv) make all other decisions relating to the operations of the 1996 Stock Plan.

Awards Available Under 1996 Stock Plan

      The Administrator may make the following types of grants under the 1996 Stock Plan, each of which shall be an "Award." One share of the Company's Common Stock shall be the underlying security for any Award.

     Stock Options. The Administrator may grant to participants Stock Options to purchase Shares. The Option Price for each Share subject to a Stock Option shall not be less than the greater of (i) the par value of a Share or (ii) the Fair Market Value (as such term is defined in the 1996 Stock Plan) of a Share on the date the Stock Option is granted. The Stock Options may be Non-Qualified Stock Options ("NQSOs") or Incentive Stock Options ("ISOs") which are intended to satisfy the requirement of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Each grant of Stock Options shall be evidenced by an agreement which shall incorporate such terms and conditions (including the expiration and exercise dates) as the Administrator, in its sole discretion, deems to be consistent with the terms of the 1996 Stock Plan and other legal requirements. The Administrator may prescribe the method of exercise and payment of such Stock Options. The Administrator may issue new Stock Options equal to the number of Shares surrendered by a participant upon exercise of previously granted Stock Options.

      Restricted Shares. The Administrator may grant to participants the right to purchase shares, subject to specified restrictions ("Restricted Shares"). Such restrictions may include, but are not limited to, the requirement of continued employment with the Company or a subsidiary and achievement of performance objectives. If a participant fails to meet the terms and conditions set forth in the related agreement during the period of the restrictions, the Restricted Shares shall be forfeited, and all rights of the participant to such shares shall terminate without further obligation on the part of the Company. Except to the extent restricted under the terms and conditions of the related agreement, a participant who is granted Restricted Shares shall have all of the rights of a stockholder, including, without limitation, the right to vote Restricted Shares and the right to receive dividends on such Restricted Shares.

      The Administrator shall determine and specify the purchase price of the Restricted Shares, the nature of the restrictions and the performance objectives in the related agreement. The performance objectives shall consist of (i) one or more business criteria, including financial and individual performance criteria, and (ii) a target level or levels of performance with respect to such criteria. The performance objectives shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code.

      Stock Payments. Stock Payments may be made to participants as a bonus or as additional compensation, as determined by the Administrator. Once a participant receiving Stock Payments becomes a holder of record of such Shares, the participant shall have all voting, dividend, liquidation and other rights with respect to Shares issued as Stock Payments.

Transferability During Lifetime

      During the lifetime of a participant to whom an Award is granted, only the participant, or participant's legal representative, may exercise or receive payment of an Award; provided, however, that the Administrator may permit transfers of awards other than ISOs pursuant to a valid domestic relations order if and to the extent any such transfers do no cause a participant subject to
Section 16 of the Exchange Act to lose the benefit of the exemption under Rule 16b-3 for such transactions or violate other rules or regulations of the SEC or the Internal Revenue Service or materially increase the cost of the Company's compliance with such rules or regulations.

Adjustments

      In the event that there is any change in the Company's Common Stock by reason of any dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or events, the number and kind of Shares which may be delivered, the exercise price, grant price, or purchase price relating to any Award may be appropriately adjusted by the Administrator at the time of such event.

Amendments

      The Board shall have the right to amend, modify, suspend or terminate the 1996 Stock Plan at any time, for any purpose; provided that the 1996 Stock Plan may not be amended in a manner which would disqualify the Plan from the exemption provided by Rule 16b-3 under the Exchange Act.

Federal Income Tax Consequences

      The rules governing the tax treatment of Stock Options, Restricted Shares and Stock Payments are quite technical. Therefore, the description of the Federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their applications may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the Federal income tax laws.

      Incentive Stock Options. The participant recognizes no taxable gain or loss when an ISO is granted or exercised, although upon exercise the spread between the fair market value and the exercise price generally is an item of tax preference for purposes of the participant's alternative minimum tax. If the Shares acquired upon the exercise of an ISO are held for at least one year after exercise and two years after grant (the "Holding Periods"), the participant recognizes any gain or loss realized upon such sale as long-term capital gain or loss and the Company is not entitled to a deduction. If the Shares are not held for the Holding Periods, the gain is ordinary income to the participant to the extent of the difference between the exercise price and the fair market value of the Company's Common Stock on the date the option is exercised and any excess is capital gain. Also, in such circumstances, the Company receives a deduction equal to the amount of any ordinary income recognized by the participant.

      Non-Qualified Stock Options. The participant recognizes no taxable income and the Company receives no deduction when an NQSO is granted. Upon exercise of an NQSO, the participant recognizes ordinary income and the Company receives a deduction equal to the difference between the exercise price and the fair market value of the Shares on the date of exercise. The participant recognizes as a capital gain or loss any subsequent profit or loss realized on the sale or exchange of any Shares disposed of or sold.

      Restricted Shares. A participant granted Restricted Shares is not required to include the value of such Shares in income until the first time such participant's rights in the Shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under the Code Section 83(b) to be taxed on the receipt of the Shares. In either case, the amount of such ordinary income will be equal to the excess of the fair market value of the Shares at the time the income is recognized over the amount (if any) paid for the Shares. The Company receives a deduction, in the amount of the ordinary income recognized by the participant, for the Company's taxable year in which the participant recognizes such income.

      Stock Payments. A participant granted Stock Payments recognizes income in an amount equal to the fair market value of such shares as and when such becomes payable to the participant. The Company receives a deduction for the same amount in the year that income is recognized by the participant.

      Section 162(m). Section 162(m) of the Code limits to $1 million per year the Federal income tax deduction available to a public company for the compensation paid to any of its chief executive officer and four other highest paid executive officers. However, Section 162(m) provides an exception from this limitation for certain "performance-based" compensation if various requirements are satisfied. The Stock Plan is designed to satisfy this exception for Stock Options. In addition, if the Administrator elects to issue Restricted Shares or Stock Payments thereunder, it also can satisfy the exception for such grants by utilizing "performance-based" award criteria.

      As discussed above, the employees of the Company and its subsidiaries who will receive awards under the Stock Plan and the size and terms of the awards are generally to be determined by the Administrator in its discretion. Thus, it is not possible either to predict the future benefits or amounts that will be received by or allocated to particular individuals or groups of employees.


Shares Available for Grant; Proposed Amendment

      As of April 15, 1998, 400,000 options to purchase common shares were outstanding and no shares were reserved and available for additional grants under the 1996 Stock Plan.

      The Board of Directors has reviewed the results of the 1996 Stock Plan and is of the opinion that the 1996 Stock Plan is an extremely effective means of attracting and retaining key executives and employees of the Company and its subsidiaries and in motivating them to improve the Company's financial performance. Accordingly, the Board of Directors has amended the 1996 Stock Plan, subject to stockholder approval, to increase the number of shares authorized for issuance thereunder by 400,000 shares, to an aggregate of 800,000 shares. Assuming stockholder approval of the proposed increase, an aggregate of 400,000 shares would be available for additional grants under the 1996 Stock Plan.


      THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


                          RATIFICATION OF SELECTION
                                   OF
                     THE COMPANY'S INDEPENDENT AUDITORS

         The Board has selected Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1998. Although it is not required to do so, the Board is submitting its selection of Ernst & Young LLP for ratification at the Meeting in order to ascertain the views of the stockholders regarding such selection.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE
COMPANY'S INDEPENDENT AUDITORS.


                            SOLICITATION EXPENSES

         The costs of this solicitation will be paid by the Company. Proxies will be solicited principally by mail, but some telephone, telegraph or personal solicitations of stockholders may be made. Officers or employees of the Company who make or assist in such solicitations will receive no additional compensation for doing so. The Company will request brokers, banks and other custodians and fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy solicitation materials to the beneficial owners of the shares, and the Company will reimburse them for their reasonable expenses incurred in doing so.

                             STOCKHOLDER PROPOSALS

         Stockholder proposals for presentation at the Company's next Annual Meeting of Stockholders must be received by the Secretary of the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than December 31, 1998.

                            ANNUAL REPORT

         Concurrently with the mailing of these Proxy Materials, the Company is mailing a copy of its Annual Report to Stockholders for the fiscal year ended December 31, 1997. Such Annual Report is not to be regarded as proxy solicitation material.

         Upon written request by a Stockholder entitled to vote at the 1998 Annual Meeting, the Company will furnish that person without charge with a copy of the Form 10-K, Annual Report for 1997 which is filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. If the person requesting the report was not a Stockholder of record on April 15, 1998, the request must contain a good faith representation that the person making the request was a beneficial owner of the Common Stock of the Company at the close of business on such date. Requests should be addressed to Winston Resources, Inc., 535 Fifth Avenue, New York, New York 10017 (Attn: David Silver).


                         OTHER BUSINESS

         Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the Proxies will be voted by the persons named therein in accordance with their judgment on such matters.

                                             By Order of the Board of Directors

                                             /s/ David Silver
                                             DAVID SILVER
                                             Secretary
Dated: April 24, 1998